EXHIBIT 10.13
Individual Employment Contract for an indefinite term executed on the one part by, TFM, S.A. DE C.V., represented by Mr. Juan Ezequiel Vergara Kuri, hereinafter called the “Company”, and, on the other part by Mr. Victor Manuel Huacuja Leyzaola, hereinafter called the “Employee”, in his own right, the same that is entered into by both parties in accordance with the following representations and clauses:
REPRESENTATIONS
I.	The Company represents:

a)	That it is a Company dully incorporated as per the laws of Mexico, as is evidenced by Public Record number 50,413 of November 22, 1996, granted under oath before Lic. Miguel Alessio Robles, Notary Public number 19 of the Federal District; it has its legal domicile at Avenue Periferico Sur 4829, 4th Floor, Colonia Parques del Pedregal, Delegation Tlalpan, C.P. 14010, Mexico, D.F.

b)	That it needs to contract for the services of the Employee in order to perform the position of MANAGER OF TRAINING, as well as all of the activities that are inherent and/or connected to his principal labor obligation;

II.	The Employee represents:

a)	That he is a Mexican national, of 30 years of age, with a domicile at CANTERA 59 2, COL. SANTA URSULA XITLA, C.P. 14420 TLALPAN, DF, the same at which he will hear and receive all kinds of notifications; he is also male and married.

b)	He enjoys the legal capacity and personality sufficient for the effects of the present contract, in addition he has the education, knowledge and experience indispensable and necessary in order to carry out the activities related to the position described in subpart b) of part I of this Individual Employment Contract.

c)	That he is in a perfect state of health in order to carry out the services for which he was hired, stating expressly under an oath to tell the truth that he does not suffer from any professional or general infirmity, physical or mental, contagious or incurable; in addition he is not addicted to the consumption of any class of drugs, stimulants, narcotics, or hallucinogens, nor does he suffer from alcoholism.

III.	Both PARTIES represent:

b) [sic]That by their own voluntary consent, they enter into this Individual Employment Contract in order to formalize the legal employment relationship that both parties intend to develop; in conformity with the foregoing declarations, and subject to the compliance with the following:

C L A U S E S
FIRST: “OF THE TERM OF THIS CONTRACT”.- Both parties agree that this present Contract is entered into for an undetermined period of time; leaving unaffected the rights of the Company in the case that the Employee in the judgment of the same lacks the capacity, aptitude, faculties and the other requirements indicated in the Declarations of this Contract, to carry out the work that is the object of the present relationship.
SECOND: “OF THE SERVICES PROVIDED”.- The Employee will present to the Company his personal and professional services in order to develop the position described in the referenced section of the Declarations, and he will carry out such work under the direction, supervision, control and coordination of the Company; as well as all of the activities of a nature, as illustration only and not as a limitation, related to his principal obligations.
THIRD: “WORK PLACE”.- The services contracted for under the terms of the present contract and in accordance with the foregoing declarations and clauses, will be developed and carried out by the Employee at the domicile of the Company defined in subpart a) of the First Declaration of this Contract, or in such other place as it may indicate for that effect; and from this moment on the Employee gives his express consent to be relocated or moved to any other place where the Company requires the use of his services.
FOURTH: “SALARY”.- For the services presented to the Company, the Employee will receive as Salary the monthly amount of $32,175.00, an amount to be paid in the national currency [Mexican pesos] at the domicile of the Company or in the place where the parties mutually designate. In addition, with respect to the Eleventh Clause of this Contract, the seven days of rest to which the employee has a right remain at all times covered in amount by the remuneration of Salary that is stipulated in this Clause.
FIFTH: “DURATION OF THE WORK WEEK”.- The work shift of the Employee will be 48 hours a week, which will be provided to the Company in accordance with its needs and in conformity with article 59 of the Federal Work Law. The Employee expressly agrees to present his services in shifts and schedules that conform to the requirements of the Employer, and that such shifts and hours may be changed by the same in order to better carry out the work and to obtain productivity and benefits for both parties.
SIXTH: “EXTRAORDINARY WORK WEEKS AND OVERTIME”.- The Employee expressly agrees to work overtime when it is required by the Company, under the terms and conditions of articles 66, 67 and 68 of the Federal Work Law. It is equally agreed by both parties that the Employee will not work extended hours during a week without the written authorization or order issued by the Company to that effect. As a result, it is expressly recognized by the Employee that his right to pay under the concept of overtime is subject to the satisfaction of the above-specified requirement.

SEVENTH: “CONFIDENTIALITY “.- With basis in articles 134 and 135 of the Federal Work Law, it is convened that during the term of this contract, as well as following the termination or rescission of the same, the Employee is obligated to not divulge, utilize or enjoy for his own benefit or for the benefit of third parties, the information related with the business, activities and operations of the Company that are and/or were of his knowledge as a result of the present employment relationship, nor to provide directly or indirectly, verbal or written information over the methods, systems and activities of any nature that is related to the Company, during the discharge of his activities. Neither will he divulge the content of the documents, studies, programs, proposals, computer programs, etc., and in general any other document that has been provided or had access to during the performance of his services. Equally, he is obligated to not take for his personal use or the use of third persons the patents, trademarks and copyrights that are the property of the Company.
EIGHTH: “MEDICAL EXAMS.”- The Employee is required to submit himself at any time to the tests and medical exams that the Company determines. If the results of the tests and medical exams that are undertaken by the Employee show that he has misled the Company with respect to the state of his health, the Company may terminate the employment relationship without any responsibility on its part, and the Employee acknowledges at this time his understanding of the contents and meaning of this clause, and that it is an essential condition of his employment.
NINTH: “GENERAL CONDITIONS.”-Those contracted are expressly obligated to submit themselves to the general working conditions that the Company provides, as well as to the technical and administrative regulations that directly form a part of the same for execution, coordination of work and the rest of the internal policies. The Employee is obligated to observe, respect and to carry out each and every policy, rule and requirement that the Internal Policies of the Company establish; a copy of which has been provided to the Employee as an example, and by his signature of this Contract he expresses his agreement with, and expressly submits himself to, said policies.
TENTH: “TRAINING AND EDUCATION.”- The Employee will be trained by the Company in accordance with the plans and programs of training and education that are in effect and duly registered before the Secretary of Labor and Social Security, in accordance with the requirements of the Federal Work Law.
ELEVENTH: “OF THE VACATIONS AND DAYS OF REST.”- The parties agree that the Employee will enjoy a vacation period after the completion of the first year of work, in the terms of the Federal Work Law and in accordance with the program in effect formulated by the Company, which remains as: from 1 to 3 years completed, the Employee will have 10 vacation days, for 4 years completed he will have 12 vacation days, from 5 to 9 years completed he will have 14 vacation days, from 10 to 14 years completed he will have 16 vacation days. Additionally, the Employee will receive a vacation premium equal to 50% of the salary for the corresponding period of vacation. The remuneration of the vacation period is included within the amount that is stated in the Fourth Clause of the present Contract, for it deals with payment of the monthly salary.
In addition, both parties accept and agree that the preferred rest day of the week will be Sunday of each week of the corresponding calendar month, without prejudice that the Company may modify said date when the necessities of the work require it, and to that end the Employee gives his consent to the Company to realize the change before mentioned.
TWELFTH: “SENIORITY.-” The Company recognizes as the date of the Employees entry into the work force for all legal effects to be January 16, 1998.
THIRTEENTH: The Employee has the right to the payment of a Christmas bonus equal to 30 days when he has completed one full year of employment, and before that he will receive the proportion of the payment corresponding to the time worked. The corresponding payment will be made before the 20th day of December of each year.
Both parties agree that anything not foreseen within the present Contract will be covered by the dispositions of Title Three of the Federal Work Law and that for any interpretation, execution or enforcement of the same, they expressly submit themselves to the jurisdiction and competence of the Conciliation and Arbitration Panel of the City of Mexico, D.F.
The parties having read and understood the contents and legal effect of this Contract, they sign it together in Mexico City, D.F. this 18 day of January, 1999.

COMPANY	EMPLOYEE

/s/ Roberto Probert	/s/ Victor Manuel Huacuja Leyzaola

Witness	Witness
[signatures of witnesses are illegible]